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EXPRESS-1 EXPEDITED SOLUTIONS, INC.

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On June 16, 2011, Bradley S. Jacobs, managing member of Jacobs Private Equity, LLC, participated in an interview with Mergers and Acquisitions. The article as it appeared on www.themiddlemarket.com is provided below.
Mergers and Acquisitions Q&A: Keep on Trucking, by Anthony Noto, June 16, 2011
Q&A: Keep On Trucking
Bradley Jacobs, managing director of Jacobs Private Equity, discusses his acquisition of transportation services company Express-1 and how he will lead as its chief executive officer.
By ANTHONY NOTO
16 June 2011
Mergers & Acquisitions
Bradley Jacobs is known for building two multi-billion dollar companies, the publicly held United Rentals and United Waste Systems Inc., which was ultimately sold for over $2 billion back in 2007. Jacobs, through his PE vehicle Jacobs Private Equity LLC, has now set his sights on the trifecta, backing AMEX-listed Express-1 Expedited Solutions Inc.
The Saint Joseph, Mich. transportation services company, a non-asset-based third-party logistics provider, had a market capitalization of roughly $83.5 million at the time of the deal. The company, which trades on the Amex under ticker symbol “XPO,” will recieve a cash infusion of up to $150 million through the deal, making Jacobs the majority stakeholder in the company. Jacobs, whose $135 million investment is being complemented with capital from co-investors, will become chairman and CEO of Express-1 post close.
Mergers & Acquisitions spoke with Jacobs shortly after the deal to discuss the 3PL space and the M&A trends within the sector. The following is an edited version of the discussion.
Mergers & Acquisitions: Why not take Express-1 private?
Jacobs: I could have taken it private. I could have bought the whole thing and then filed a registration statement and IPO’d it. It would have taken more time.
But I like PIPEs. [By staying public], it opens up access to the capital markets and it doesn’t slow me down by pursuing an IPO.
Mergers & Acquisitions: Do you have an exit plan mapped out?
Jacobs: Well we’re on ‘Day One’ of starting this business plan... I’m investing in this business to do everything we can to create substantial outside returns for shareholders, but I ultimately don’t have a specific time frame for building up the company.
Mergers & Acquisitions: You’ve mentioned the fragmentation of the market, and companies like C.H. Robinson Worldwide and Expeditors International of Washington are direct competitors. What are your thoughts about smaller market players like YRC Worldwide, AutoInfo and Velocity Express? Is there room to grow organically or is M&A inevitable?
Jacobs: That’s a good question. This is a very large industry. If you look at transportation globally, it has over $3 trillion in annual revenues. Domestically, it’s just over a trillion dollars. Surface transportation in the United States, alone, generates about $350 billion. With the non-asset brokerage space, the kind of transportation company we’re going to build with Express-1, there’s about $150 billion in annual revenues from freight forwarders such as Expeditors. And there’s about $50 billion in annual revenues by freight brokers, which is what CH Robinson is.
It’s a large space and it’s very fragmented. In the United States alone, there are about ten thousand licensed freight brokers. And all but a few dozen of these companies earn less than $200 million in revenue. So it’s very ripe for consolidation. There’s plenty of room for competition to keep servicing customers, but no one is dominating market share by a long shot.

Now those companies typically have grown at about two to three times GDP and can be reasonably expected to grow at that magnitude going forward as well. But according to our plan, we will grow faster than that because we’re going to have acquisition growth in addition to organic growth, and we’re going to grab market share.
Mergers & Acquisitions: Does Express-1 ever compete with the transportation giants, be it FedEx, JB Hunt or UPS?
Jacobs: FedEx does compete with one of the Express-1 divisions, in what’s called expedited transportation services. These are situations where customers call up with an urgent transportation problem that needs a solution. For example, something that needs to be picked up right away and delivered by a certain time. FedEx also has a division called FedEx Custom Critical, which competes head to head with Express-1.
Mergers & Acquisitions: Are there any deals in the sector that may reflect growing interest in M&A?
Jacobs: There’s been a fair amount of acquisition activity over the years both by strategic and private equity. And by and large they’ve done well.
Apollo Management did well with Pacer International. Warburg Pincus has had good results with Coyote Logistics. Fenway Partners has done well here, [past and current holdings include GreatWide Logistics Services, FastFrate, and RoadLink USA], and Welsh Carlson Anderson & Stowe has also been active in the space, [backing United Vision Logistics and OHL].
My niche is a little bit different than a traditional private equity firm in that I’m not just trying to buy one or two companies, add on some leverage, improve the margins a little bit, play the cycle, then exit. I started four companies from scratch. I’ve built them up into multi billion dollar enterprises. I’m an operating guy and I plan to execute a business plan that’s on a much larger scale than what’s been done in the industry to date. So the amount of acquisition activity that I’m prepared to undertake is greater than what’s been done in the past. United Rentals and United Waste are the last two companies I headed and we did about 500 or so acquisitions between those two companies. So I’m no stranger to M&A and I know what integration is all about.
Mergers & Acquisitions: How has the M&A market changed over time? United Rentals, for example, was among those saw a major deal fall apart amid the credit crisis. Has your approach to M&A changed?
Jacobs: I think you always have to use common sense when doing mergers and acquisitions and, in general, deal with people on a human level with mutual respect. It’s a rule. When you do acquisitions, you’re not just buying physical assets; your assets are the people. You want to have a good relationship with the people of the company you are buying.
[End of transcript]

Additional Information and Where to Find It
In connection with the proposed equity investment by Jacobs Private Equity, LLC, the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTIONS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Express-1 Expedited Solutions, Inc., Attn: Secretary of the Board of Directors, 3399 South Lakeshore Drive, Suite 225, Saint Joseph, Michigan 49085, telephone: (269) 429-9761, or from the Company’s website, www.xpocorporate.com.
Jacobs Private Equity, LLC and the Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed equity investment. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2011. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed equity investment, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed equity investment, when filed with the SEC.
Cautionary Statement Regarding Forward-Looking Statements
The communications included herein contain forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should”, “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described in the communications contained herein include, among others: uncertainties as to the timing of the equity investment; the possibility that competing transaction proposals will be made; the possibility that various closing conditions for the equity investment may not be satisfied or waived; the possibility that the warrants, if issued, will not be exercised; general economic and business conditions; and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included in the communications contained herein, which speak only as of the date such statements were made. Neither the Company nor any other person undertakes any obligation to update any of these statements in light of new information or future events.